Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the use of our report dated May 13, 2019, with respect to the financial statements of Saratoga Investment Corp. CLO 2013-1, Ltd. as of February 28, 2019.

/s/ Ernst & Young Ltd.

Grand Cayman, Cayman Islands

June 26, 2019